UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 30, 2007 (April 24, 2007)

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22369	77-0394711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2315 North First Street

San Jose, California 95131

(Address of principal executive offices, including zip code)

(408) 570-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 24, 2007, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of BEA Systems, Inc. (the “Company”) approved the following compensation for the Company’s Chief Financial Officer and its other Named Executive Officers (as identified in its most recent Proxy Statement), excluding its Chief Executive Officer (except as noted under “Bonus Plan” below):

Base Salaries. The Compensation Committee approved the following base salaries for the following executive officers, effective May 1, 2007:

Executive Officer	Position	Base Salary
Mark P. Dentinger	Executive Vice President and Chief Financial Officer	$450,000
Mark T. Carges	Executive Vice President, Business Interaction Division	$475,000
William M. Klein	Vice President, Corporate Development and Business Planning	$436,800
Wai M. Wong	Executive Vice President, Products	$475,000

Bonus Plan. The Compensation Committee adopted the Fiscal Year 2008 Executive Staff Bonus Plan (the “ELT Plan”) under the Company’s existing Senior Executive Bonus Plan to establish the target bonus amounts and payout criteria for the Company’s Chief Executive Officer and certain other executive officers. The ELT Plan set the Chief Executive Officer’s target bonus at 100% of his base salary, and certain other executive officers’ target bonuses, including Mr. Dentinger’s and Mr. Wong’s, at 75% of their base salaries. Mr. Carges’ target bonus was also set at 75% of his base salary, 37.5% of which is subject to the ELT Plan and the other 37.5% of which will be subject to a separate performance plan for the Company’s Business Interaction Division (“BID”), which plan is currently being finalized and is expected to utilize the same performance metrics and payout criteria as the ELT Plan, with the underlying performance goals specific to BID. The ELT Plan established Company license bookings and operating margin as the relevant performance metrics. The ELT Plan places a 50% weighting on each metric, establishes a minimum threshold of 90% attainment of each metric for any bonus payout to occur, and establishes a maximum payout of 150% of the target bonuses. The ELT Plan provides that Company attainment of between 90% and 100% of a performance metric would result in the payout of a corresponding percentage of the target bonuses for such metric, and provides that attainment greater than 100% of a performance metric would result in the payout of 100% of the target bonuses for such metric plus 1.5 times the percentage above 100%, subject to the maximum payout identified above. Any awards under the ELT Plan will be paid out within 60 days of the end of fiscal year 2008. It is the intention of the Compensation Committee that the bonuses paid under the ELT Plan will qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. In addition, under the Company’s 2008 Performance Bonus Plan, which is currently being finalized, the Compensation Committee set the target bonus for Mr. Klein at 35% of his base salary. Subject to funding requirements, the 2008 Performance Bonus Plan is expected to provide for semi-annual payouts, the first of which will be based on individual performance and constitute 40% of a participant’s target bonus, and the second of which will be based on both individual performance, which constitutes 40% of a participant’s target bonus, and Company performance, which constitutes 20% of a participant’s target bonus. The Company performance component is expected to be based on the achievement of pre-determined annual total revenue growth and operating margin objectives, and payments under that component may not exceed 100% of the target. Payments under the individual performance component may not exceed 150% of the target for the applicable payout period.

Equity Awards. The Compensation Committee approved for the following executive officers the following options to purchase the number of shares of the Company’s common stock set forth below, and the following number of restricted stock units, all to be granted as discussed below:

Executive Officer	Position	Stock Options	Restricted Stock Units
Mark P. Dentinger	Executive Vice President and Chief Financial Officer	165,000	55,000
Mark T. Carges	Executive Vice President, Business Interaction Division	180,000	60,000
Wai M. Wong	Executive Vice President, Products	165,000	55,000

The stock options will be issued in accordance with the Company’s standard equity granting practices as soon as practicable after the Company’s first quarter 2008 earnings announcement. The stock options will be issued pursuant to the Company’s 2006 Stock Incentive Plan with an exercise price that is not less than the closing price of the Company’s common stock on the date of grant. Twenty-five percent (25%) of the shares subject to the option shall vest on the first anniversary of the date of grant, and an additional 1/48th of the shares shall vest monthly thereafter over the following thirty-six months.

The restricted stock units will be issued at such time as the Company has filed all required periodic reports with the Securities and Exchange Commission. The restricted stock units will be issued pursuant to the Company’s 2006 Stock Incentive Plan and subject to 25% annual vesting.

Other Arrangements. The Company has entered into a new employment agreement with Thomas M. Ashburn, former President, World Wide Sales, providing for employment in the position of Executive Vice President, or another position that the Company designates, commencing on May 1, 2007 and continuing for six months. Mr. Ashburn will receive an annualized base salary of $250,000, together with customary vacation and benefits. Mr. Ashburn’s employment will continue to remain on an “at-will” basis, and the terms and conditions of his change in control agreement with the Company, dated November 1, 2003, will continue in accordance with its terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

Date: April 30, 2007	By:	/s/ Mark P. Dentinger
Mark P. Dentinger
Executive Vice President and Chief Financial Officer